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                                                                   Exhibit 10.34

                          SECOND AMENDMENT TO SUBLEASE


         This Second Amendment to Sublease (this "Amendment") is entered into as of February 11, 2002 (the "Amendment Date"), by and between PREMISYS COMMUNICATIONS, INC., a Delaware corporation ("Sublessor"), and ACCRUE SOFTWARE, INC., a Delaware corporation ("Sublessee").

                                    RECITALS

         A. On June 4, 1998 AETNA LIFE INSURANCE COMPANY, a Connecticut corporation ("Master Lessor"), as Landlord, and Sublessor, as Tenant, entered into a lease (the "Master Lease") for certain premises (the "Master Premises") consisting of approximately 29,840 rentable square feet located in the building (the "Building") commonly known as 48634 Milmont Drive, Fremont, California 94538, as more particularly described in the Master Lease.

         B. Sublessor and Sublessee subsequently entered into a sublease dated as of February 3, 1999, as amended by that certain First Amendment to Sublease dated as of February 15, 2000 (collectively, the "Sublease"), whereby Sublessee subleased from Sublessor the Master Premises.

         C. Sublessor and Sublessee desire to extend the Term of the Sublease and reduce the size of the sublet premises.

                                    AGREEMENT

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, Sublessor and Sublessee agree as follows:

         1. Definitions. Unless otherwise defined herein, any capitalized term used herein shall have its respective meaning as set forth in the Sublease.

         2. Reduction of Premises. Subject to all the terms and conditions of the Sublease, as modified by this Amendment, Sublessor and Sublessee hereby agree that for the extension of the Term, the portion of the Master Premises subleased by Sublessee shall be reduced from twenty nine thousand eight hundred forty (29,840) rentable square feet to nineteen thousand two hundred fifty-five (19,255) rentable square feet, as more particularly shown on Exhibit "A" attached hereto (the "Premises").

         3. Term and Commencement Date. The Term shall be extended for a period of one (1) year commencing April 1, 2002 (the "Renewal Commencement Date") and expiring March 31, 2003.


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         4.  Base Rent.  Beginning on the Renewal Commencement Date, monthly
Base Rent shall be Nineteen Thousand Nine Hundred Eighty and 50/100 Dollars ($19,980.50) to be paid in accordance with the terms of the Sublease.

         5. Increase in Base Rent. Sublessor and Sublessee acknowledge and agree that if the remaining portion of the Master Premises not being subleased to Sublessee (the "Remainder Premises") is sublet by Sublessor to a sublessee or the Master Lease with respect to the Remainder Premises is assigned to an assignee at any time during the Term on the first month following the commencement of such sublease or assignment, Sublessee shall pay as Base Rent an additional One Thousand Two Hundred Dollars ($1,200.00) per month for a total Base Rent of Twenty One Thousand One Hundred Eighty and 50/100 Dollars ($21,180.50) per month. Sublessor shall immediately provide Sublessee with notice of such sublease or assignment and increase in Base Rent upon execution of the sublease or assignment.

         6. Security Deposit. The Security Deposit shall not be increased or decreased as a result of this Amendment and Sublessor shall retain the existing Security Deposit in the amount of Twenty Eight Thousand Seven Hundred Fifty Four and 40/100 Dollars ($28,754.40).

         7. Sublessee's Proportionate Share. Upon the Renewal Commencement Date and throughout the Term hereof, Sublessee shall pay its proportionate share of Additional Rent as required under the Master Lease. Sublessee's proportionate share of Additional Rent shall be thirty three and sixty eight one-hundredths percent (33.68%).

         8. Payment of Utilities and Other Expenses. In addition to the Additional Rent, Sublessee, at its sole cost and expense, shall pay all utility costs and janitorial expenses to Sublessor for the entire Master Premises. If the Remainder Premises is sublet or assigned during the Term, Sublessee shall be required to pay only its share of such costs, which will be sixty four and one half percent (64.5%).

         9. Condition of Premises. Sublessor and Sublessee acknowledge and agree that Sublessee is currently occupying the Premises and, thus accepts the Premises in "AS-IS" condition.

         10. Removal of Improvements from Remainder Premises. Sublessor and Sublessee acknowledge that Sublessee has made certain alterations and improvements (collectively, the "Improvements") to the Remainder Premises during its occupancy thereof. Upon the expiration of the Term, Sublessee agrees to surrender the Remainder Premises in the condition required pursuant to the Sublease, including the removal of all Improvements made to the Remainder Premises; provided, however, Sublessor may, at Sublessor's option, require Sublessee to pay to Sublessor the estimated costs of removal in lieu of removing the Improvements from the Remainder Premises. Notwithstanding the foregoing, at the expiration of the Term, the Premises shall be surrendered in the condition required pursuant to the Sublease.

         11. Sublessor's Right to Construct a Demising Wall. Sublessor and Sublessee agree that if the Remainder Premises is sublet or the Master Lease with respect to the Remainder


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Premises is assigned to an assignee at any time during the Term, Sublessor, at
Sublessor's sole cost and expense, shall have the right to construct a demising wall and other improvements (collectively, the "Separation Improvements") necessary to separate the Premises from the Remainder Premises. Sublessor shall have right to enter onto the Premises at reasonable times in order to construct the Separation Improvements, but shall do so in a manner, which does not unreasonably interfere with Sublessee's use of the Premises.

         12. Integration of Amendment and Sublease. This Amendment and the Sublease shall be deemed to be one instrument for all purposes. In the event of any conflict between the terms and provisions of this Amendment and the terms and provisions of the Sublease, the terms and provisions of this Amendment shall control and prevail.

         13. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

         14. Consent. This Amendment shall not be effective until Master Lessor has consented in writing hereto. If such consent is not obtained within fifteen
(15) days after the Renewal Commencement Date, then this Amendment shall be null and void.

         15. Brokers. Sublessor and Sublessee each represents and warrants to the other that neither it nor its officers or agents nor anyone acting on its behalf has dealt with any real estate broker except CB Richard Ellis, Inc. (the "Broker") in the negotiating or making of this Amendment, and each party agrees to indemnify and hold harmless the other from any claim, costs and expenses, including reasonable attorneys' fees, incurred by the indemnified party in connection with any claim of any other broker to a commission or finder's fee in connection with this Amendment based on alleged dealings with the indemnifying party. Sublessor shall pay to Broker a commission equal to four percent (4%) of the Base Rent for the Term to be paid in accordance with the terms and conditions of a separate Broker's agreement entered into by Sublessor and the Broker.

                  IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment the day and year first written above.

"SUBLESSOR"                                    "SUBLESSEE"

PREMISYS COMMUNICATIONS, INC., a               ACCRUE SOFTWARE, INC., a Delaware
Delaware corporation                           corporation

By:                                            By:
   --------------------------------               ------------------------------
Its:                                           Its:
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                              MASTER LESSOR CONSENT

         The undersigned, Master Lessor, hereby consents to the subletting of the Expansion Space described herein on the terms and conditions contained in the Sublease, as hereby amended. This consent shall apply only to the Sublease, as hereby amended, and shall not be deemed to be a consent to any other Sublease, nor shall this consent constitute a release of Sublessor of any of its obligations as Tenant under the Master Lease.

MASTER LESSOR:

AETNA LIFE INSURANCE COMPANY,
a Connecticut corporation

By:
   -----------------------------------------
Its:
    ----------------------------------------



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